WEINBERG & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the Amendment No. 2 to Form SB-2 Registration Statement, of Fishtheworld Holdings, Inc. our report for the years ended December 31, 2001 and 2000, dated June 10, 2002 relating to the financial statements of Fishtheworld Holdings, Inc. which appear in such Form SB-2, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Weinberg & Company, P.A. WEINBERG & COMPANY, P.A. Certified Public Accountants

Boca Raton, Florida
October 30, 2002

Town Executive Center 65100 Glades Road - Suite 314 Boca Raton, FLorida 33434 Telephone: (561) 487-5765 Facsimile: (561) 487-5766	Watt Plaza 1875 Century Park East - Suite 600 Los Angeles, California 90067 Telephone (310) 407-5450 Facsimile:(310) 407-5451